Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc. (CCI)
407-566-1180
kevin.inda@cci-ir.com
H&E Equipment Services Reports Third Quarter 2011 Results
BATON ROUGE, Louisiana — (November 3, 2011) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2011.
THIRD QUARTER 2011 HIGHLIGHTS:
•	Revenues increased 19.8% to $184.3 million versus $153.8 million a year ago.

•	Net income increased to $4.8 million in the third quarter compared to a net loss of $3.8 million a year ago.

•	EBITDA increased 65.2% to $40.4 million from $24.5 million, yielding a margin of 21.9% compared to 15.9% of revenues a year ago.

•	Rental revenues increased 26.8%, or $12.9 million, to $61.2 million on higher time utilization, better rates, and a larger fleet compared to a year ago.

•	Solid demand in distribution business with an 84.8% increase to $27.2 million in used equipment sales and a 10.9% increase to $38.8 million in parts and service revenues versus a year ago.

•	Gross margin was 29.2% as compared to 24.6% a year ago. Rental gross margins increased to 44.0% compared to 37.5% a year ago.

•	Average time utilization (based on units available for rent) increased to 68.9% compared to 62.3% last year and 67.1% last quarter. Average time utilization (based on original equipment cost) increased to 71.8% compared to 65.9% a year ago and 70.0% in the second quarter of 2011.

•	Average rental rates increased 8.9% compared to a year ago and improved 4.1% compared to the second quarter of this year. Results included the second consecutive quarter of both positive year-over-year and sequential rental pricing.

•	Dollar utilization was 33.7% as compared to 29.2% a year ago.
“The third quarter was another strong quarter for our business as we grew rental revenue in excess of 25% compared to a year ago for the fourth consecutive quarter,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Our distribution business also
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H&E Equipment Services Reports Third Quarter 2011 Results

November 3, 2011
showed solid performance despite the modest rate of recovery in the construction markets. Also, we were very pleased with a 141% increase in our pre-tax earnings on a sequential basis even though revenues were consistent in the second and third quarters. We continue to focus on profitable growth and are benefitting from operating leverage in our business model.”
“We are entering the fourth quarter with momentum in our business and our outlook for the quarter is positive. We expect strong demand for rental equipment again this quarter based on current trends and discussions with our customers. Although activity regarding equipment purchases has increased as customers consider capital expenditures before year end, the timing of these purchases is difficult to predict. Depending on the timing of these potential purchases and normal seasonality, the third quarter could be our peak period of 2011. This would not be unusual as the third quarter is historically our strongest period of the year,” concluded Engquist.
FINANCIAL DISCUSSION FOR THIRD QUARTER 2011:
Revenue
Total revenues increased 19.8% to $184.3 million from $153.8 million in the third quarter of 2010. Equipment rental revenues increased 26.8% to $61.2 million compared with $48.3 million in the third quarter of 2010. New equipment sales decreased 2.4% to $46.5 million from $47.7 million in the third quarter of 2010. Used equipment sales increased 84.8% to $27.2 million compared to $14.7 million in the third quarter of 2010. Parts sales increased 9.1% to $24.6 million from $22.6 million in the third quarter of 2010. Service revenues increased 14.3% to $14.2 million compared to $12.4 million a year ago.
Gross Profit
Gross profit increased 41.7% to $53.7 million from $37.9 million in the third quarter of 2010. Gross margin was 29.2% for the quarter ended September 30, 2011, compared to gross margin of 24.6% for the quarter ended September 30, 2010.
On a segment basis, third quarter of 2011 gross margin on rentals was 44.0% compared to 37.5% in the third quarter of 2010 due to higher average rental rates on new contracts in the period and improved fleet utilization. On average, rental rates increased 8.9% as compared to the third quarter of 2010. Time utilization (based on units) was 68.9% in the third quarter of 2011 and 62.3% a year ago.
Gross margin on new equipment sales was 11.6% compared to 9.9% in the third quarter a year ago driven primarily by improved crane margins. Gross margin on used equipment sales was 23.4% compared to 24.6% a year ago which was largely due to the mix of used equipment sold. Gross margin on parts sales increased to 26.7% from 26.1% a year ago. Gross margin on service revenues increased to 61.6% from 58.3% in the prior year.
Rental Fleet
At the end of the third quarter of 2011, the original acquisition cost of the Company’s rental fleet was $726.1 million, an increase of $60.6 million from $665.5 million at the end of the third quarter of 2010 and an increase of $41.0 million from $685.1 million at the end of 2010. Dollar utilization was 33.7% compared to 29.2% for the third quarter of 2010. Dollar returns increased reflecting higher year-over-year average rental rates and improved time utilization.
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H&E Equipment Services Reports Third Quarter 2011 Results

November 3, 2011
Selling, General and Administrative Expenses
SG&A expenses for the third quarter of 2011 were $39.0 million compared with $36.6 million last year, a $2.4 million, or 6.7%, increase. The net increase in SG&A expenses is largely a result of increased commission and incentive pay that resulted from higher rental and sales revenues. For the third quarter of 2011, SG&A expenses as a percentage of total revenues were 21.2% compared to 23.8% a year ago.
Income from Operations
Income from operations for the third quarter of 2011 was $15.1 million, or 8.2% of revenues, compared with $1.5 million, or 0.9% of revenues, a year ago.
Interest Expense
Interest expense for the third quarter of 2011 was $7.2 million compared to $7.3 million in 2010.
Net Income (Loss)
Net income was $4.8 million, or $0.14 per diluted share, compared to net loss of $3.8 million, or ($0.11) per diluted share, a year ago. The effective income tax rate was 39.1% compared to 35.1% a year ago.
EBITDA
EBITDA for the third quarter of 2011 increased 65.2% to $40.4 million compared to $24.5 million a year ago. EBITDA, as a percentage of revenues, was 21.9% compared to 15.9% a year ago.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA, as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss third quarter results today, November 3, 2011, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-457-2705 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 12:00 p.m. (Eastern Time) on November 3, 2011, and will continue through November 13, 2011, by dialing 719-457-0820 and entering confirmation code 4289131.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on November 3, 2011, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 65 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company
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H&E Equipment Services Reports Third Quarter 2011 Results

November 3, 2011
is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America as well as the impact of the recent macroeconomic downturn and current conditions of the global credit markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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H&E Equipment Services Reports Third Quarter 2011 Results

November 3, 2011
H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Equipment rentals	$61,190	$48,272	$165,440	$126,400
New equipment sales	46,543	47,697	133,629	103,952
Used equipment sales	27,172	14,700	65,655	46,062
Parts sales	24,647	22,599	71,166	65,013
Service revenues	14,191	12,412	40,072	36,466
Other	10,546	8,164	27,570	21,643

Total revenues	184,289	153,844	503,532	399,536

Cost of revenues:
Rental depreciation	22,076	19,628	64,146	58,260
Rental expense	12,176	10,552	34,484	29,171
New equipment sales	41,123	42,979	118,271	93,992
Used equipment sales	20,824	11,083	50,444	35,690
Parts sales	18,073	16,710	52,174	47,804
Service revenues	5,451	5,177	15,499	13,805
Other	10,825	9,795	31,862	26,630

Total cost of revenues	130,548	115,924	366,880	305,352

Gross profit	53,741	37,920	136,652	94,184

Selling, general, and administrative expenses	39,042	36,594	114,681	109,233
Gain on sales of property and equipment	372	125	521	324

Income from operations	15,071	1,451	22,492	(14,725)

Interest expense	(7,222)	(7,287)	(21,607)	(21,781)
Other income, net	118	10	626	166

Income (loss) before provision (benefit) for income taxes	7,967	(5,826)	1,511	(36,340)

Provision (benefit) for income taxes	3,119	(2,046)	447	(13,389)

Net income (loss)	$4,848	$(3,780)	$1,064	$(22,951)

NET INCOME (LOSS) PER SHARE
Basic — Net income (loss) per share	$0.14	$(0.11)	$0.03	$(0.66)

Basic — Weighted average number of common shares outstanding	34,804	34,700	34,743	34,656

Diluted — Net income (loss) per share	$0.14	$(0.11)	$0.03	$(0.66)

Diluted — Weighted average number of common shares outstanding	34,860	34,700	34,884	34,656

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H&E Equipment Services Reports Third Quarter 2011 Results

November 3, 2011
H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	September 30,	December 31,
	2011	2010
Cash	$4,894	$29,149
Rental equipment, net	447,425	426,637
Total assets	734,510	734,421

Total debt (1)	266,223	252,754
Total liabilities	478,498	480,171
Stockholders’ equity	256,012	254,250
Total liabilities and stockholders’ equity	$734,510	$734,421

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes and capital lease obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income (loss)	$4,848	$(3,780)	$1,064	$(22,951)
Interest expense	7,222	7,287	21,607	21,781
Provision (benefit) for income taxes	3,119	(2,046)	447	(13,389)
Depreciation	25,139	22,867	73,456	68,206
Amortization of intangibles	90	140	337	435

EBITDA	$40,418	$24,468	$96,911	$54,082
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